NY3342G99
                                [GRAPHIC OMITTED]

                            A Stock Insurance Company
                  P.O. Box 21029, New York, New York 10129-1029
                             Administrative Office:
                   [P.O. Box 5423 Cincinnati, Ohio 45201-5423]


            Group Flexible Premium Deferred Variable Annuity Contract



In consideration of the application, if any, the enrollment forms, if any, of participants hereunder ("Participants"), and the payment of Purchase Payments for the benefit of Participants, we have issued this Group Flexible Premium Deferred Variable Annuity Contract ("Contract") to the Contract Owner identified on the Contract Specifications page, effective as of the Contract Effective Date and subject to all of the terms and conditions set out on the following pages. As you read through this Contract, please note that the words "we", "us", "our", and "Company" refer to Great American Life Insurance Company of New York. The words "you" and "your" refer to the Contract Owner.





[GRAPHIC OMITTED][GRAPHIC OMITTED]            [GRAPHIC OMITTED][GRAPHIC OMITTED]
 Senior Vice President & Assistant Treasurer        Executive Vice President




                         Nonparticipating - No Dividends



BENEFIT PAYMENTS AND OTHER VALUES DESCRIBED IN THIS CONTRACT, WHEN BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT, MAY INCREASE OR DECREASE AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNTS. NO MINIMUM CONTRACT VALUE IS GUARANTEED, EXCEPT FOR AMOUNTS IN THE FIXED ACCOUNT.

After a Variable Dollar Benefit is elected under a Certificate, the annual rate of return earned on the assets of the Sub-Accounts must be equal to or exceed 3% for the Variable Dollar Benefit payments not to decrease.

NY3342G99
CONTRACT SPECIFICATIONS

CONTRACT OWNER:     JOHN DOE
CONTRACT NUMBER:    000000
CONTRACT EFFECTIVE DATE:     JUNE 1, 1999

--------------------------------------------------------------------------------

SEPARATE ACCOUNT:    GALIC of New York Separate Account I

Following is a list of the currently available Funds in which the Separate Account invests:

[Janus Aspen Series Aggressive Growth Portfolio]
[Janus Aspen Series Worldwide Growth Portfolio]
[Janus Aspen Series Balanced Portfolio]
[Janus Aspen Series Growth Portfolio]
[Janus Aspen Series International Growth Portfolio]
[Janus Aspen Series Capital Appreciation Portfolio]
[Dreyfus Variable Investment Fund-Capital Appreciation Portfolio]
[Dreyfus Variable Investment Fund-Money Market Portfolio]
[Dreyfus Variable Investment Fund-Growth and Income Portfolio]
[Dreyfus Variable Investment Fund-Small Cap Portfolio]
[The Dreyfus Socially Responsible Growth Fund, Inc.]
[Dreyfus Stock Index Fund]
[Strong Opportunity Fund II, Inc.]
[Strong Variable Insurance Funds, Inc.-Strong Mid Cap Growth Fund II]
[The Timothy Plan Small-Cap Variable Series]
[INVESCO VIF-Equity Income Fund]
INVESCO VIF-Total Return Fund]
[INVESCO VIF-High Yield Fund]
[Morgan Stanley Dean Witter Universal Funds Inc. U.S. Real Estate Portfolio] [Morgan Stanley Dean Witter Universal Funds Inc. Value Portfolio]
[Morgan Stanley Dean Witter Universal Funds Inc. Emerging Markets Equity Portfolio]
[Morgan Stanley Dean Witter Universal Funds Inc. Fixed Income Portfolio] [Morgan Stanley Dean Witter Universal Funds Inc. Mid Cap Value Portfolio] [Pilgrim Baxter PBHG Insurance Series Fund, Inc.-Growth II Portfolio] [Pilgrim Baxter PBHG Insurance Series Fund, Inc.-Large Cap Growth Portfolio] [Pilgrim Baxter PBHG Insurance Series Fund, Inc.-Technology & Communications Portfolio]

[BT Insurance Funds Trust-EAFE(R) Equity Index Fund]
[BT Insurance Funds Trust-Equity 500 Index Fund]
[BT Insurance Funds Trust-Small Cap Index Fund]

TRANSFER FEE: [$25] per transfer in excess of twelve (12) in any Certificate Year. -------------


CERTIFICATE MAINTENANCE FEE:     [$40] Annually

MORTALITY AND EXPENSE RISK CHARGE: A charge equal to an effective annual rate of [1.25%] of the daily Net Asset Value of the Sub-Accounts.

ADMINISTRATION CHARGE: A charge equal to an effective annual rate of [0.15%] of the daily Net Asset Value of the Sub-Accounts.

TERMINATION: We reserve the right to terminate any Participant's participation interest at any time prior to his or her Annuity Commencement Date if 1) no Purchase Payments have been paid for the Participant for three (3) consecutive years and 2) the Account Value of the Participant's participation interest is less than $2,000. We will then pay the Participant the Account Value of his or her participation interest as of the end of the Valuation Period in which the Contract is terminated.

[The  following  terms and  conditions  apply to  termination  of this Contract:
_____________________]

INQUIRIES:        For information, or to make a complaint, call or write:

                  Variable Annuity Service Center
                  Great American Life Insurance Company of New York Post Office Box 21029
                  New York, New York 10129-1029
                  [1-800-789-6771]

TABLE OF CONTENTS                                                         PAGE
-----------------------------------------------------------------------------


DEFINITIONS.................................................................6


GENERAL PROVISIONS..........................................................9

   Entire Contract..........................................................9
   Participant Certificate..................................................9
   Changes -- Waivers.......................................................9
   Nonparticipating.........................................................9
   Misstatement.............................................................9
   Required Reports.........................................................9
   Exclusive Benefit.......................................................10
   State Law...............................................................10
   Claims of Creditors.....................................................10
   Company Liability.......................................................10
   Voting Rights...........................................................10
   Incontestability........................................................10
   Discharge of Liability..................................................10
   Transfer By the Company.................................................10
   Termination.............................................................10

PURCHASE PAYMENTS..........................................................11

   Purchase Payments.......................................................11
   Allocation of Purchase Payments.........................................11
   No Termination..........................................................11

FIXED ACCOUNT..............................................................11

   Fixed Accumulation Account..............................................11

SEPARATE ACCOUNT...........................................................12

   General Description.....................................................12
   Sub-Accounts of the Separate Account....................................12
   Valuation of Assets.....................................................12
   Variable Account Value..................................................12
   Accumulation Unit Value.................................................13

TRANSFERS..................................................................13


FEES AND CHARGES...........................................................14

   Mortality and Expense Risk Charge.......................................14
   Administration Charge...................................................14
   Certificate Maintenance Fee.............................................14

SURRENDERS.................................................................14

   Surrenders..............................................................14
   Deferral of Payment.....................................................15

OWNERSHIP PROVISIONS.......................................................15

   Ownership of Separate Account...........................................15
   Ownership of Contract and Participant Account...........................15
   Transfer and Assignment.................................................15
   Successor Owner.........................................................15
   Community Property......................................................16

BENEFICIARY PROVISIONS.....................................................16

   Beneficiary.............................................................16
   Change of Beneficiary...................................................16

BENEFIT ON ANNUITY COMMENCEMENT DATE.......................................16

   Annuity Commencement Date...............................................16
   Annuity Benefit Payments................................................16
   Form of Annuity Benefit.................................................17

BENEFIT ON DEATH OF PARTICIPANT............................................17

   Death Benefit...........................................................17
   Death Benefit Amount....................................................17
   Transfers After Death...................................................18
   Form of Death Benefit...................................................18

SETTLEMENT OPTIONS.........................................................18

   Conditions..............................................................18
   Benefit Payments........................................................19
   Fixed Dollar Benefit....................................................19
   Variable Dollar Benefit.................................................19
   Limitation on Election of Settlement Option.............................20
   Settlement Option Computations..........................................20
   Available Settlement Options............................................20
   Settlement Option Tables................................................21
   Group Flexible Premium Deferred Variable Annuity Contract...............24
         .........

                                   DEFINITIONS


Account(s):  The Sub-Account(s) and/or the Fixed Accumulation Account.

Account Value: The aggregate value of a Participant's interest in the Sub-Account(s) and the Fixed Accumulation Account as of the end of any Valuation Period. The value of a Participant's interest in all Sub-Accounts is his or her "Variable Account Value," and the value of a Participant's interest in the Fixed Accumulation Account is his or her "Fixed Account Value."

Accumulated Earnings: A Participant's Account Value in excess of Purchase Payments received by us and which have not been returned to the Participant.

Accumulation Period: The period prior to the applicable Commencement Date under a Certificate.

Accumulation Unit: A unit of measurement used to calculate the value(s) of the Sub-Account(s) prior to the applicable Commencement Date. The value of an Accumulation Unit is referred to as an "Accumulation Unit Value."

Administrative Office: The home office of the Company or any other place of business which we may designate for administration.

Age:  Age as of most recent birthday.

Annuitant: For each participation interest under this Contract, the Annuitant is the Participant, and is the person on whose life Annuity Benefit payments are based.

Annuity Benefit: Periodic payments made under a settlement option, which commence on or after the Annuity Commencement Date.

Annuity Commencement Date: For each Participant, the first day of the first Payment Interval for which an Annuity Benefit payment is to be made under a settlement option.

Beneficiary:  A person entitled to the Death Benefit under a Certificate.

Benefit Payment: The Annuity Benefit or Death Benefit payable under a settlement option. Variable Dollar Benefit payments may vary in amount. Fixed Dollar
Benefit payments remain constant except under certain joint and survivor settlement options.

Benefit Payment Period: The period starting on the Commencement Date during which Benefit Payments are to be made under a Certificate.

Benefit Unit: A unit of measure used to determine the dollar value of any Variable Dollar Benefit payments after the first Benefit Payment is made by us. The value of a Benefit Unit is referred to as a "Benefit Unit Value."

Certificate Anniversary: An annual anniversary of a Participant's Certificate Effective Date.

Certificate Effective Date: The date shown on a Participant's Certificate Specifications page.

Certificate Year: For a Participant's Certificate, any period of twelve (12) consecutive months commencing on the Certificate Effective Date and on each Certificate Anniversary thereafter.

Code: The Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

Commencement Date: The Annuity Commencement Date if an Annuity Benefit is payable under a Certificate, or the Death Benefit Commencement Date if a Death Benefit is payable under a Certificate.

Death Benefit: The benefit described in the Benefit on Death of Participant section of this Contract.

Death Benefit Commencement Date: For each Participant, the first day of the first Payment Interval for which a Death Benefit payment is to be made under a settlement option, or the date a Death Benefit is to be paid in a lump sum.

Death Benefit Valuation Date: The date that Due Proof of Death has been received by us and the earlier to occur of:

1) our receipt of a Written Request with instructions as to the form of Death Benefit; or

2)       the Death Benefit Commencement Date.

Due Proof of Death:  Any of the following:

1)       a certified copy of a death certificate;

2) a certified copy of a decree of a court of competent jurisdiction as to the finding of death; or

3)       any other proof satisfactory to us.

Fund: A management investment company or portfolio thereof, registered under the Investment Company Act of 1940, in which the Separate Account invests.

Net Asset Value: The amount computed by an investment company, no less frequently than each Valuation Period, as the price at which its shares or units, as the case may be, are redeemed in accordance with the rules of the Securities and Exchange Commission.

Owner:  The person identified as such on the Contract Specifications page.

Participant: A person who participates in the benefits of this Contract pursuant to the enrollment form for such person, if any, as evidenced by a Certificate.

Payment Interval: A monthly, quarterly, annual or other regular interval during a Benefit Payment Period.

Person Controlling Payments: The "Person Controlling Payments" means the following, as the case may be:

1)       with respect to Annuity Benefit payments, the Participant; and

2)       with respect to Death Benefit payments,

         a)       the Beneficiary; or

         b)       if the Beneficiary is deceased, the payee.

Purchase Payment: A contribution amount paid to us in consideration for a Participant's participation interest under this Contract, after the deduction of any and all of the following which may apply:

1)       any fee charged by the person remitting payments for you;

2)       premium taxes; and/or

3)       other taxes.

Separate Account: An account, which may be an investment company, which is established and maintained by the Company pursuant to the laws of the State of New York.

Sub-Account: The Separate Account is divided into Sub-Accounts, each of which is invested in the shares of a designated Fund.

Valuation Period: The period commencing at the close of regular trading on the New York Stock Exchange on any Valuation Date, and ending at the close of trading on the next succeeding Valuation Date. "Valuation Date" means each day on which the New York Stock Exchange is open for business.

Written Request: Information provided, or a request made, that is complete and satisfactory to us, that is sent to us on our form or in a manner satisfactory to us, which may, at our discretion, be telephonic, and that is received by us at our Administrative Office. A Written Request is subject to any payment made or any action we take before we acknowledge it. A Written Request may be modified or revoked only by a subsequent Written Request, when permitted by the terms of this Contract. A Participant may be required to return his or her Certificate to us in connection with a Written Request.

                               GENERAL PROVISIONS


Entire Contract
We have issued this Contract to the Contract Owner identified on the Contract Specifications page. This Contract is a group flexible premium deferred variable annuity contract. This Contract is restricted by endorsement as required to obtain favorable tax treatment under the Code, and is not valid without the requisite endorsement(s) being attached. This Contract, its endorsements, the application, if any, and the enrollment forms, if any, of all Participants under it, form the entire Contract between you and us. Certificates are not contracts and are not a part of this Contract.

Only statements in the application, if any, or in a Participant's enrollment form, if any, will be used to void a Participant's participation interest hereunder, or to defend a claim based on it. Such statements are representations and not warranties.

Participant Certificate
A Certificate of Participation ("Certificate") is evidence of a Participant's participation interest under this Contract.

Changes -- Waivers
No changes or waivers of the terms of this Contract are valid unless made in writing by our President, Vice President, or Secretary. No agent or other person not named above has authority to change or waive any provision of this Contract. We reserve the right both to administer and to change the provisions of this Contract to conform to any applicable laws, regulations or rulings issued by a governmental agency.

In any event, the Company reserves the right to add or delete Sub-Accounts, to substitute shares of a different Fund or different class or series of a Fund for shares held in a Sub-Account, to merge or combine Sub-Accounts, to merge or combine the Separate Account with any other separate account of the Company, to transfer the assets of the Separate Account to another life insurance company by means of a merger or reinsurance, to convert the Separate Account into a managed separate account, and to de-register the Separate Account under the Investment Company Act of 1940. Any such change will be made in accordance with applicable insurance and securities laws and after obtaining any necessary federal and/or state regulatory approvals.

Nonparticipating
This Contract does not pay dividends or share in the Company's divisible surplus.

Misstatement
If the age of a person on whose life Benefit Payments are based is misstated, the payments or other benefits under this Contract shall be adjusted to the amount which would have been payable based on the correct age. If we made any underpayments based on any misstatement, the amount of any underpayment with interest, at the rate of six percent (6%) per year, shall be immediately paid in one sum. In addition to any other remedies that may be available at law or at equity, we may deduct any overpayments made, with interest, at the rate of six percent (6%) per year, from any succeeding payments due.

Required Reports

At least once each Certificate Year, we will send a report of a Participant's current values and any other information required by law, until the first to occur of the following:

1) the date the Participant's participation interest under this Contract is fully surrendered;

2)       the Participant's Annuity Commencement Date; or

3)       the Participant's Death Benefit Commencement Date.

The report will be mailed to the last known address of the Participant. The reported values will be based on the information in our possession at the time the report is prepared by us. We may adjust the reported values at a later date if that information proves to be incorrect or has changed.

Exclusive Benefit
This  Contract  is  for  the  exclusive   benefit  of  Participants   and  their
Beneficiaries. Their interests under this Contract are nonforfeitable by us.

State Law
All factors, values, benefits and reserves under this Contract will not be less than those required by the law of the state in which this Contract is delivered.

Claims of Creditors
To the extent allowed by law, this Contract and all values and benefits under it are not subject to the claims of creditors or to legal process.

Company Liability
We will not incur any liability or be responsible for any failure, in whole or in part, by you or by any person having rights or benefits arising out of or related to this Contract, to comply with any applicable laws, regulations or rulings issued by a governmental agency.

Voting Rights
To the extent required by law, we will vote all shares of the Funds held in the Separate Account, at regular and special shareholder meetings of the Funds, in accordance with instructions received from the Participant, or, if applicable, from the Person Controlling Payments. If there is a change in the law which permits us to vote the shares of the Funds without such instructions, then we reserve the right to do so.

Incontestability
This Contract, and the participation interests of Participants under it, shall not be contestable by us.

Discharge of Liability
Upon payment of any partial or full surrender, or any Benefit Payment, we shall be discharged from all liability to the extent of each such payment.

Transfer By the Company
We reserve the right to transfer our obligations under this Contract to another qualified life insurance company under an assumption reinsurance arrangement without your prior consent.

Termination
Either we or you may terminate this Contract by giving sixty (60) days advance notice in writing. Refer to the Contract Specifications page for information regarding the benefits and charges, if any, in the event of termination of this Contract. If this Contract is terminated, a Participant may continue his or her participation interest under it on a deferred paid-up basis, subject to all of the terms and conditions of this Contract, unless he or she surrenders his or her participation as a whole. Termination of this Contract will not affect Benefit Payments being made by us.

                                PURCHASE PAYMENTS


Purchase Payments
One or more Purchase Payments may be paid to us for a Participant at any time before the Participant's Annuity Commencement Date, so long as:

1)       the Participant is still living; and

2)       the   Participant's   participation   interest   has  not  been   fully
         surrendered.

The initial Purchase Payment for a Participant must be paid to us on or before the Participant's Certificate Effective Date. Each Purchase Payment must be paid to us at our Administrative Office, and is subject to any minimums or maximums that we set for such from time to time. Upon request, we will provide you with a receipt as proof of payment.

Allocation of Purchase Payments
We will allocate Purchase Payments to the Sub-Accounts according to the instructions we receive in the Participant's enrollment form, if any, or subsequent Written Request. Allocations must be made in whole percentages. The minimum amount that can be allocated to a Sub-Account is $10. The minimum amount that can be allocated to a Fixed Account option other than the Fixed Accumulation Account Option is $2,000.

You shall be responsible to collect Purchase Payment(s) by payroll deduction or otherwise and to remit Purchase Payment(s) to us in the proper amount, together with all information necessary to apply such amounts properly under the terms of this Contract and with respect to the participation interests of Participants hereunder.

No Termination
Except as stated elsewhere in this Contract, neither this Contract nor the participation interest of a Participant under it will be terminated by us due to failure to make additional Purchase Payments.

                                  FIXED ACCOUNT

Fixed Accumulation Account
The Fixed Accumulation Account is part of the Company's general account. The values of the Fixed Accumulation Account are not dependent upon the investment performance of the Sub-Accounts. The Fixed Accumulation Account is not available as an investment option, but any loan collateral will be allocated to the Fixed Accumulation Account and will earn a fixed rate of interest no less than three percent (3%) per year, compounded annually.

                                SEPARATE ACCOUNT


General Description
The variable benefits under this Contract are provided through the Separate Account. The Separate Account is registered with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940.

The income, if any, and any gains or losses, realized or unrealized, on the Separate Account will be credited to or charged against the amounts allocated to such account without regard to other income, gains, or losses of the Company. The amounts allocated to the Separate Account and the accumulations thereon remain the property of the Company, but that portion of the assets of the Separate Account that is equal to the reserves and other contractual liabilities under all policies, annuities, and other contracts identified with the Separate Account, is not chargeable with liabilities arising out of any other business of the Company. The Company is not, and does not hold itself out to be, a trustee in respect of such amounts.

We have the right to transfer to our general account, in our sole discretion and at any time without prior written notice, any assets of the Separate Account which are in excess of the required reserves and other contractual liabilities under all policies, annuities, and other contracts identified with the Separate Account.

Sub-Accounts of the Separate Account
The assets of the Separate Account are divided into Sub-Accounts. The Sub-Accounts available as of the Contract Effective Date are listed on the Contract Specifications page. Each Sub-Account invests exclusively in shares of an underlying Fund as shown on the Contract Specifications page. Any amounts of income and any gains on the shares of a Fund will be reinvested in additional shares of that Fund at its Net Asset Value.

Valuation of Assets
Shares of Funds held for each Sub-Account will be valued at their Net Asset Value at the end of each Valuation Period, as reported by each such Fund.

Variable Account Value
Purchase Payment(s) may be allocated among and, as described elsewhere in this Contract, Account values may be transferred to the various Sub-Accounts within the Separate Account. For each Sub-Account, the Purchase Payment(s) or amounts transferred are converted into Accumulation Units. The number of Accumulation Units credited is determined by dividing the dollar amount directed to each Sub-Account by the value of the Accumulation Unit for that Sub-Account at the end of the Valuation Period on which the Purchase Payment(s) or transferred amount is received.

The following events will result in the cancellation of an appropriate number of Accumulation Units of a Sub-Account:

1)       transfer from a Sub-Account;

2)       full or partial surrender of a Participant's Variable Account Value;

3)       payment of a Death Benefit;

4) application of a Participant's Variable Account Value to a settlement option;

5)       deduction of a Certificate Maintenance Fee; or

6)       deduction of any Transfer Fee.

Accumulation Units will be canceled as of the end of the Valuation Period during which the Company receives a Written Request regarding the event giving rise to such cancellation, or an applicable Commencement Date, or the end of the Valuation Period on which a Certificate Maintenance Fee or Transfer Fee is due, as the case may be.

A Participant's Variable Account Value at any time is equal to the sum of the number of Accumulation Units for each Sub-Account attributable to his or her participation multiplied by the Accumulation Unit Value for each Sub-Account at the end of the preceding Valuation Period.

Accumulation Unit Value
The initial Accumulation Unit Value for each Sub-Account, with the exception of the Money Market Sub-Account, was set at $10.00. The initial Accumulation Unit Value for the Money Market Sub-Account was set at $1.00. Thereafter, the Accumulation Unit Value at the end of each Valuation Period is the Accumulation Unit Value at the end of the previous Valuation Period multiplied by the Net Investment Factor, as described below.

The Net Investment Factor is a factor applied to measure the investment performance of a Sub-Account from one Valuation Period to the next. Each Sub-Account has a Net Investment Factor for each Valuation Period which may be greater or less than one. Therefore, the Accumulation Unit Value for each Sub-Account may increase or decrease. The Net Investment Factor for any Sub-Account for any Valuation Period is determined by dividing (1) by (2) and subtracting (3) from the result, where:

1)       is equal to:

         a) the Net Asset Value per share of the Fund held in that Sub-Account, determined at the end of the applicable Valuation Period; plus

         b) the per share amount of any dividend or net capital gain distributions made by the Fund held in that Sub-Account, if the "ex-dividend" date occurs during the applicable Valuation Period; plus or minus

         c) a per share charge or credit for any taxes reserved for, which is determined by the Company to have resulted from the investment operations of the Sub-Account;

2) is the Net Asset Value per share of the Fund held in that Sub-Account, determined at the end of the immediately preceding Valuation Period; and

3) is the factor representing the Mortality and Expense Risk Charge and the Administration Charge deducted from the Sub-Account for the number of days in the applicable Valuation Period.


                                    TRANSFERS


Prior to his or her applicable Commencement Date, a Participant may transfer amounts in a Sub-Account to a different Sub-Account.

The minimum transfer amount for any transfer is $500. The number of transfers per year for each Participant, over which we will charge a Transfer Fee on each additional transfer, and the amount of the Transfer Fee, are shown on the Contract Specifications page.

We reserve the right, in our sole discretion and at any time without prior notice, to terminate, suspend or modify the transfer privileges described above.

                                FEES AND CHARGES


Mortality and Expense Risk Charge
The Mortality and Expense Risk Charge is shown on the Contract Specifications page and is deducted daily from each Sub-Account. This deduction is made to compensate the Company for assuming the mortality and expense risks under this Contract.

Administration Charge
The Administration Charge is shown on the Contract Specifications page and is deducted daily from each Sub-Account. This deduction is made to reimburse the Company for expenses incurred in the administration of this Contract, the Certificates thereunder, and the Separate Account.

Certificate Maintenance Fee
The Certificate Maintenance Fee ("Fee") is shown on the Contract Specifications page and is deducted for each Participant as of the Valuation Period next following each Certificate Anniversary prior to the applicable Commencement Date. In addition, the full annual Fee will be charged at the time of a full surrender of a Participant's participation interest. The Fee will be allocated to each Sub-Account in the same proportion as each Sub-Account's value is to the Participant's total Variable Account Value as of the end of such Valuation Period. The Fee does not apply to the Fixed Account.

After his or her applicable Commencement Date, if a Variable Dollar Benefit is elected by a Participant, the Fee will be deducted pro-rata from each Benefit Payment and will result in a reduction in the amount of such payment.

The Fee may be waived in whole or in part in our sole discretion.


                                   SURRENDERS


Surrenders
A surrender in full may be made for a Participant's Account Value, or partial surrenders may be made for a lesser amount, by Written Request at any time prior to the Participant's Annuity Commencement Date. The amount of any partial surrender must be at least $500. If a partial surrender would reduce a Participant's Account Value to less than $500, we will treat the surrender request as a request for full surrender. Surrenders will be deemed to be withdrawn first from the portion of the Account Value that represents a Participant's Accumulated Earnings and then from Purchase Payments. For purposes of this Contract, Purchase Payments are deemed to be withdrawn on a "first-in, first-out" (FIFO) basis.

The amount available for surrender will be the Account Value at the end of the Valuation Period in which the Written Request is received by us.

Deferral of Payment
The Company has the right to suspend or delay the date of payment of a partial or full surrender of the Variable Account Value for any period:

1) when the New York Stock Exchange is closed, or when trading on the New York Stock Exchange is restricted; or

2) when an emergency exists (as determined by the Securities and Exchange Commission) as a result of which:

         a) the disposal of securities in the Separate Account is not reasonably practicable; or

         b) it is not reasonably practicable to determine fairly the value of the net assets in the Separate Account; or

3) when the Securities and Exchange Commission so permits for the protection of security holders.

The Company further reserves the right to delay payment of a partial or full surrender of the Fixed Account Value for up to six (6) months after we receive a Written Request.




                              OWNERSHIP PROVISIONS


Ownership of Separate Account
The Company has absolute ownership of the assets in the Separate Account. However, the Company is not, and does not hold itself out to be, a trustee in respect of any amounts under the Separate Account.

Ownership of Contract and Participant Account
The Contract Owner must be an employer or the trustee for an employer's retirement plan. The Contract Owner is shown on the Contract Specifications page. This Contract is held by the Contract Owner for the benefit of the Participants and Beneficiaries.

Each participant for whom Purchase Payment(s) are made will participate in this Contract as a Participant. A participant account will be established for each Participant.

Transfer and Assignment
Neither you nor a Participant may transfer, sell, assign, pledge, charge, encumber or in any way alienate an interest under this Contract.

Successor Owner
By Written Request, a Participant's spouse may, in some cases, succeed to the ownership of a Participant's participation interest under this Contract after the Participant's death. Specifically, if a Participant dies and his or her spouse is the sole surviving Beneficiary of the Participant's participation interest, he or she will become the Successor Owner of the Participant's participation interest if: 1) the Participant makes that Written Request before his or her death; or 2) after the Participant's death, his or her spouse makes that Written Request within one (1) year of the Participant's death and before the Death Benefit Commencement Date.

As Successor Owner, the Participant's spouse will then succeed to all the Participant's rights of ownership under this Contract except the right to name another Successor Owner.



Community Property
If a Participant lives in a community property state and has a spouse at any time while he or she participates under this Contract, the laws of that state may vary his or her ownership rights.

                             BENEFICIARY PROVISIONS

Beneficiary
A Participant's Beneficiary is the person or persons so designated on his or her enrollment form, if any, or under the Change of Beneficiary provision of this Contract. If a Participant has not designated a Beneficiary, or if no Beneficiary designated survives the Participant, then the Beneficiary will be the Participant's estate.

A Beneficiary will be deemed not to have survived a Participant if he or she dies within thirty (30) days after the Participant's death.

A Beneficiary designation may be joint or contingent or both. Unless otherwise stated, joint Beneficiaries will be entitled to equal shares. A contingent Beneficiary will be entitled to a benefit only if there is no surviving primary Beneficiary.

Change of Beneficiary
Unless a Participant has designated an irrevocable Beneficiary, he or she may change his or her designation of a Beneficiary at any time before the Annuity Commencement Date.

Any such change is subject to the following:

1)       it must be made by Written Request; and

2) unless otherwise elected or required by law, it will not cancel any settlement option election previously made.


                      BENEFIT ON ANNUITY COMMENCEMENT DATE


Annuity Commencement Date
The Annuity Commencement Date for a Participant is shown on the Participant's Certificate Specifications page. A Participant may change his or her Annuity Commencement Date by Written Request made at least thirty (30) days prior to the date that Annuity Benefit payments are scheduled to begin. Unless the Company agrees otherwise, a Participant's Annuity Commencement Date cannot be later than the Certificate Anniversary following his or her 85th birthday, or five (5) years after his or her Certificate Effective Date, whichever is later.

Annuity Benefit Payments
An amount equal to the Participant's Account Value (after deduction of any fees and charges, loans, or applicable premium tax or other taxes not previously deducted) will be used to provide Annuity Benefit payments to Participants under this Contract commencing on or after a Participant's Annuity Commencement Date.

Annuity Benefit payments will be made to the Participant as payee. Any Annuity Benefit amounts remaining payable on his or her death will be paid to the contingent payee designated by the Participant by Written Request. We may reject the naming of a non-natural payee. The Participant will be the person on whose life any Annuity Benefit payments are based.

If no contingent payee designated by the Participant is surviving at the time payment is to be made, then after the Participant's death any Annuity Benefit amounts remaining payable will be paid to the person or persons designated as contingent payee by Written Request by the last payee who received payments. Failing that, any such amounts will be paid to the estate of the last payee who received payments.

Form of Annuity Benefit
Annuity Benefit payments will be Fixed Dollar Benefit payments, made monthly in accordance with the terms of Option B with a fixed period of one hundred twenty
(120) months under the SETTLEMENT OPTIONS section of this Contract.

In lieu of that, a Participant may elect to have Annuity Benefit payments made pursuant to any other available settlement option under the SETTLEMENT OPTIONS section of this Contract. Any such election must be made by Written Request before the Annuity Commencement Date. A Participant may change his or her election of a settlement option by Written Request made at least thirty (30) days prior to the date that Annuity Benefit payments are scheduled to begin.


                         BENEFIT ON DEATH OF PARTICIPANT


Death Benefit
A Death Benefit will be paid under this Contract if:

1) a Participant dies before his or her Annuity Commencement Date and before his or her participation interest is fully surrendered;

2)       the Participant's Death Benefit Valuation Date has occurred; and

3) the Participant's spouse does not become the Successor Owner of the Participant's participation interest.

If a Death Benefit becomes payable with respect to a Participant:

1) it will be in lieu of all other benefits with respect to that Participant under this Contract; and

2) all other rights with respect to that Participant under this Contract will be terminated except for rights related to the Death Benefit.

Death Benefit payments shall be made to the Participant's Beneficiary as payee.

The Participant's Beneficiary will be the person on whose life any Death Benefit payments under a settlement option are based.

Any Death Benefit amounts remaining payable on the death of a Beneficiary will be paid:

1) to any contingent payee designated by the Participant as part of any Death Benefit settlement option election made by the Participant, or if none is surviving at the time payment is to be made; then

2) to any contingent payee designated by the Beneficiary by Written Request, or if none is surviving at the time payment is to be made; then

3)       to the estate of the last payee who received payments.

Only  one  Death   Benefit  will  be  paid  with  respect  to  a   Participant's
participation interest under this Contract.

Death Benefit Amount
The Death Benefit will be an amount equal to the greater of:

1)       the Participant's Account Value as of the Death Benefit Valuation Date;
         or

2) one hundred percent (100%) of the Purchase Payment(s) received by us for him or her, less any amounts returned.

As of the Death Benefit Valuation Date for a Participant, the amount of the Death Benefit will be allocated among the Sub-Accounts in the same proportion as each Account's value is to the total Account Value for that Participant as of the end of the Valuation Period immediately preceding the Death Benefit Valuation Date.

Any applicable premium tax or other taxes not previously deducted, and any outstanding loans, will be deducted from the Death Benefit amount described above.

Transfers After Death
Between the Death Benefit Valuation Date and the Death Benefit Commencement Date, a Beneficiary may transfer funds among Sub-Accounts as described under the TRANSFERS section of this Contract.

Form of Death Benefit
Payments under the Death Benefit provision of this Contract will be Fixed Dollar Benefit payments made monthly in accordance with the terms of Option A with a period certain of forty-eight (48) months under the SETTLEMENT OPTIONS section of this Contract.

In lieu of that, a Participant may elect at any time before his or her death to have payments under the Death Benefit provision of this Contract made in one lump sum or pursuant to any available settlement option under the SETTLEMENT OPTIONS section of this Contract. If a Participant does not make any such election, the Beneficiary may make that election at any time after the Participant's death and before the Death Benefit Commencement Date.

A Participant may change his or her election of a settlement option at any time before his or her death.

If a Beneficiary elects a settlement option as noted above, he or she may change his or her own election of a settlement option by Written Request made at least thirty (30) days prior to the date that Death Benefit payments are scheduled to begin.

Any election or change of election must be made by Written Request.


                               SETTLEMENT OPTIONS


Conditions
The amount applied to a settlement option must be at least $2,000. We will pay the Participant the Account Value in one lump sum on the Annuity Commencement Date if it is less than $2,000. The amount of any Fixed Dollar Benefit payment, or the amount of the first Variable Dollar Benefit payment, under a settlement option must be at least $20. More than one settlement option may be elected if the requirements for each settlement option elected are satisfied. Once payment begins under a settlement option, the settlement option may not be changed.

All elected settlement options must comply with current applicable laws, regulations and rulings issued by any governmental agency.

If more than one person is the payee under a settlement option, payments will be made to the payees jointly. No more than two persons may be initial payees under any joint and survivor settlement options.

If payment under a settlement option depends on whether a specified person is still alive, we may at any time require proof that such person is still living. We will require proof of the age of any person on whose life Benefit Payments are based.

Benefit Payments
Benefit Payments may be calculated and paid:

1)       as a Fixed Dollar Benefit;

2)       as a Variable Dollar Benefit; or

3)       as a combination of both.

If only a Fixed Dollar Benefit is to be paid, we will transfer all of the Participant's Account Value to the Company's general account on the applicable Commencement Date, or on the Death Benefit Valuation Date (if applicable). Similarly, if only a Variable Dollar Benefit is elected, we will transfer all of the Participant's Account Value to the Sub-Accounts as of the end of the Valuation Period immediately prior to the applicable Commencement Date; we will allocate the amount applied to a Variable Dollar Benefit among the Sub-Accounts in accordance with a Written Request. No transfers between the Fixed Dollar Benefit and the Variable Dollar Benefit will be allowed after the Commencement Date. However, after the Variable Dollar Benefit has been paid for at least twelve (12) months, the Person Controlling Payments may, no more than once each twelve (12) months thereafter, transfer all or part of the Benefit Units upon which the Variable Dollar Benefit is based from the Sub-Account(s) then held, to the Benefit Units in different Sub-Account(s).

If a Variable Dollar Benefit is elected, the amount to be applied under that benefit is the Variable Account Value as of the end of the Valuation Period immediately preceding the applicable Commencement Date. If a Fixed Dollar Benefit is to be paid, the amount to be applied under that benefit is the Fixed Account Value as of the applicable Commencement Date, or as of the Death Benefit Valuation Date (if applicable).

Fixed Dollar Benefit
Fixed Dollar Benefit payments are determined by multiplying the Participant's Fixed Account Value (expressed in thousands of dollars and after deduction of any fees and charges, loans, or applicable premium tax or other taxes not previously deducted) by the amount of the monthly payment per $1,000 of value obtained from the Settlement Option Table for the settlement option elected. Fixed Dollar Benefit payments will remain level for the duration of the Benefit Payment Period.

If at the time a Fixed Dollar Benefit is elected, we have available options or rates on a more favorable basis than those guaranteed, the higher benefits shall be applied and shall not change for as long as that election remains in force.

Variable Dollar Benefit
The first monthly Variable Dollar Benefit payment is equal to the Participant's Variable Account Value (expressed in thousands of dollars and after deduction of any fees and charges, loans, or applicable premium tax or other taxes not previously deducted) as of the end of the Valuation Period immediately preceding the applicable Commencement Date multiplied by the amount of the monthly payment per $1,000 of value obtained from the Settlement Option Table for the Benefit Payment elected less the pro-rata portion of the Certificate Maintenance Fee.

The number of Benefit Units in each Sub-Account held by a Participant is determined by dividing the dollar amount of the first monthly Variable Dollar Benefit payment from each Sub-Account by the Benefit Unit Value for that Sub-Account as of the applicable Commencement Date. The number of Benefit Units remains fixed during the Benefit Payment Period, except as a result of any transfers among Sub-Accounts after the applicable Commencement Date.

The dollar amount of the second and subsequent Variable Dollar Benefit payment will reflect the investment performance of the Sub-Account(s) selected and may vary from month to month. The total amount of the second and any subsequent Variable Dollar Benefit payment will be equal to the sum of the payments from each Sub-Account less a pro-rata portion of the Certificate Maintenance Fee.

The payment from each Sub-Account is found by multiplying the number of Benefit Units held in each Sub-Account by a Participant by the Benefit Unit Value for that Sub-Account as of the end of the fifth Valuation Period preceding the due date of the payment.

The Benefit Unit Value for each Sub-Account is originally established in the same manner as Accumulation Unit Values. Thereafter, the value of a Benefit Unit for a Sub-Account is determined by multiplying the Benefit Unit Value as of the end of the preceding Valuation Period by the Net Investment Factor, determined as set forth under the Accumulation Unit Value provision of this Contract, for the Valuation Period just ended. The product is then multiplied by the assumed daily investment factor (0.99991781), for the number of days in the Valuation Period. The factor is based on the assumed net investment rate of three percent (3%) per year, compounded annually, that is reflected in the Settlement Option Tables.

Variable Dollar Benefit payments will not be adversely affected by actual mortality and expense experience of the Sub-Accounts.

Limitation on Election of Settlement Option
Fixed periods shorter than five (5) years are not available, except as a Death Benefit settlement option.

Settlement Option Computations
The 1983 Group Annuity Mortality Table with interest at three percent (3%) per year, compounded annually, is used to compute all guaranteed settlement option factors, values, and benefits under this Contract.

Available Settlement Options
The available settlement options are set out below.

Option A  Income for a Fixed Period

         We will make periodic payments for a fixed period. The first payment will be paid as of the last day of the initial Payment Interval. The maximum time over which payments will be made by us or money will be held by us is thirty (30) years. The Option A Table applies to this Option.

Option B  Life Annuity with Payments for at Least a Fixed Period

         We will make monthly payments for at least a fixed period. If the person on whose life Benefit Payments are based lives longer than the fixed period, then we will make payments until his or her death. The first payment will be paid as of the first day of the initial Payment Interval. The Option B Table applies to this Option.

Option C  Joint and One-half Survivor Annuity

         We will make periodic payments until the death of the primary person on whose life Benefit Payments are based; thereafter, we will make one-half (1/2) of the periodic payment until the death of the secondary person on whose life Benefit Payments are based. The first payment will be paid as of the first day of the initial Payment Interval. The Option C Table applies to this Option.

Option D  Life Annuity

         We will make periodic payments until the death of the person on whose life Benefit Payments are based. The first payment will be paid as of the first day of the initial Payment Interval. The Option D Table applies to this Option.

Option E  Any Other Form

         We will make periodic payments in any other form of settlement option which is acceptable to us at the time of election.

Settlement Option Tables
The Option Tables show the payments we will make at sample Payment Intervals for each $1,000 applied at the guaranteed interest rate. Amounts may vary with the Payment Interval and the age of the person on whose life Benefit Payments are based.


                                             OPTION A TABLE - INCOME FOR A FIXED PERIOD
                                         Payments for fixed number of years for each $1,000
                                                              applied.

---------------------------------------------------------------------------------------------------------------------------
Terms of          Semi-Annual             Terms           Semi-Annual            Terms of        Semi-Annual
 Payments  Annual       Quarterly Monthly   of     Annual       Quarterly MonthlyPayments Annual        Quarterly Monthly
                                          Payments
---------------------------------------------------------------------------------------------------------------------------

  Years                                    Years                                   Years
    6      184.60  91.62   45.64   15.18     11    108.08  53.64   26.72   8.88     16     79.61  39.51    19.68    6.54
    7      160.51  79.66   39.68   13.20     12    100.46  49.86   24.84   8.26     17     75.95  37.70    18.78    6.24
    8      142.46  70.70   35.22   11.71     13    94.03   46.67   23.25   7.73     18     72.71  36.09    17.98    5.98
    9      128.43  63.74   31.75   10.56     14    88.53   43.94   21.89   7.28     19     69.81  34.65    17.26    5.74
    10     117.23  58.18   28.98    9.64     15    83.77   41.57   20.71   6.89     20     67.22  33.36    16.62    5.53

---------------------------------------------------------------------------------------------------------------------------


                          OPTION B TABLE - LIFE ANNUITY
                    With Payments For At Least A Fixed Period

---------- ---------------- --------------- ---------------- ----------------
              60 Months       120 Months      180 Months       240 Months
---------- ---------------- --------------- ---------------- ----------------
   Age
---------- ---------------- --------------- ---------------- ----------------
   55           $4.55           $4.51            $4.44            $4.33
   56            4.65            4.61             4.52             4.39
   57            4.76            4.71             4.61             4.46
   58            4.87            4.81             4.70             4.53
   59            4.99            4.92             4.79             4.60
   60            5.12            5.04             4.89             4.67
   61            5.25            5.16             4.99             4.74
   62            5.40            5.29             5.09             4.81
   63            5.55            5.42             5.19             4.87
   64            5.72            5.56             5.30             4.94
   65            5.89            5.71             5.40             5.00
   66            6.08            5.86             5.51             5.06
   67            6.27            6.02             5.62             5.11
   68            6.48            6.19             5.72             5.17
   69            6.71            6.36             5.83             5.22
   70            6.95            6.54             5.93             5.26
   71            7.20            6.72             6.03             5.30
   72            7.46            6.90             6.12             5.34
   73            7.75            7.08             6.21             5.37
   74            8.04            7.27             6.30             5.40
---------- ---------------- --------------- ---------------- ----------------

                                            OPTION C TABLE - JOINT AND ONE-HALF SURVIVOR
                                       ANNUITY Monthly payments for each $1,000 of proceeds by
                                                       ages of persons named.*

-------------- -------------------------------------------------------------------------------------------------------
                                                           Secondary Age
 Primary Age
                 60       61        62        63       64        65       66        67       68        69       70

     60         4.73    $4.75     $4.78     $4.80    $4.83     $4.85    $4.87     $4.89    $4.92     $4.93    $4.95
     61         4.81     4.84      4.87      4.90     4.92      4.95     4.97      5.00     5.02      5.04     5.06
     62         4.90     4.93      4.96      4.99     5.02      5.05     5.08      5.11     5.13      5.16     5.18
     63         4.99     5.03      5.06      5.09     5.13      5.16     5.19      5.22     5.25      5.28     5.30
     64         5.09     5.12      5.16      5.20     5.23      5.27     5.30      5.34     5.37      5.40     5.43
     65         5.18     5.22      5.26      5.31     5.35      5.38     5.42      5.46     5.49      5.53     5.56
     66         5.28     5.33      5.37      5.42     5.46      5.50     5.54      5.58     5.62      5.66     5.70
     67         5.38     5.43      5.48      5.53     5.58      5.62     5.67      5.72     5.76      5.80     5.84
     68         5.49     5.54      5.59      5.65     5.70      5.75     5.80      5.85     5.90      5.95     5.99
     69         5.60     5.65      5.71      5.77     5.82      5.88     5.93      5.99     6.04      6.10     6.15
     70         5.71     5.77      5.83      5.89     5.95      6.01     6.07      6.13     6.19      6.25     6.31

-------------- -------- -------- --------- --------- -------- --------- -------- --------- -------- --------- --------

*Payments after the death of the Primary Payee will be one-half (1/2) of the amount shown.


                      OPTION D TABLE - LIFE ANNUITY Monthly
                        payments for each $1,000 applied.

   ------------------------------ -------------------------
                Age
   ------------------------------ -------------------------
                55                       $4.65
                56                       4.67
                57                       4.77
                58                       4.89
                59                       5.01
                60                       5.14
                61                       5.28
                62                       5.43
                63                       5.59
                64                       5.76
                65                       5.95
                66                       6.14
                67                       6.35
                68                       6.58
                69                       6.82
                70                       7.08
                71                       7.36
                72                       7.66
                73                       7.98
                74                       8.33
   ------------------------------ -------------------------

                                [GRAPHIC OMITTED]

            Group Flexible Premium Deferred Variable Annuity Contract
                         Nonparticipating - No Dividends